Exhibit 10.6

EMPLOYMENT AGREEMENT

BETWEEN

TRIAD HOSPITALS, INC.

AND

JAMES D. SHELTON

EFFECTIVE: DECEMBER 15, 2006

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), is entered into effective as of December 15, 2006, between TRIAD HOSPITALS, INC., a Delaware corporation (the “Company”), and JAMES D. SHELTON (the “Employee”).

WITNESSETH:

WHEREAS, the Company desires to secure the Employee’s services, and the Employee is willing to render such services, all upon and subject to the terms and conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, the Company and the Employee agree as follows:

1.	Defined Terms: For the purposes hereof and as used herein, the following terms set forth below shall have the meanings set forth below unless the context clearly indicates to the contrary:

a.	“Accounting Firm” shall mean as defined in Section 7.b. below.

b.	“Aggregate Compensation” shall mean the Employee’s annual Base Salary in effect on the last day of any applicable calendar year plus the Employee’s Target Incentive Bonus for any applicable calendar year.

c.	“AIP” shall mean the Triad 2006 Corporate Annual Incentive Plan, as amended, and comparable incentive plans adopted for subsequent fiscal years.

d.	“Base Salary” shall mean as defined in Section 4.a. below.

e.	“Board” shall mean as defined in Section 2.a. below.

f.	“Bonus Plan” shall mean the AIP, the LTIP or any other plan or program under which performance-based cash incentive compensation may be payable to the Employee.

g.	“Cause” shall mean (A) the Employee is convicted of a felony involving a crime of moral turpitude; or (B) the Employee, in carrying out his duties and responsibilities under this Agreement, is guilty of gross neglect or gross misconduct resulting in material economic harm to the Company, unless such act or failure to act resulted from the Employee’s incapacity due to physical or mental illness.

h.	“Change in Control” shall mean:

(A) The acquisition by any Person of beneficial ownership of Outstanding Company Voting Securities (including any such acquisition of beneficial

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ownership deemed to have occurred pursuant to Rule 13d-5 under the Exchange Act) if, immediately thereafter, such Person is the beneficial owner of 25% or more of either (i) the then Outstanding Company Common Stock or (ii) the then Outstanding Company Voting Securities, unless such acquisition is made (a) directly from the Company in a transaction approved by a majority of the members of the Incumbent Board, (b) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (c) by a parent corporation resulting from a Business Combination if, following such Business Combination, the conditions specified in clauses (i), (ii) and (iii) of subsection (C) of this Section 1.h. are satisfied;

(B) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, except that any such individual shall not be considered a member of the Incumbent Board if his or her initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(C) Approval by the stockholders of the Company of a Business Combination (or if there is no such approval by stockholders, consummation of such Business Combination) unless, immediately following such Business Combination, (i) more than 50% of, respectively, the then outstanding shares of common stock of the parent corporation resulting from such Business Combination and the total combined voting power of the then outstanding voting securities of such parent corporation entitled to vote generally in the election of directors will be (or is) then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than any employee benefit plan (or related trust) of the Company or any parent corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more, respectively, of the then outstanding shares of common stock of the parent corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the parent corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement providing for, or action of the Board authorizing, such Business Combination; or

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(D) Approval by the stockholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) a Major Asset Disposition (or if there is no such approval by stockholders, consummation of such Major Asset Disposition) unless, immediately following such Major Asset Disposition, (a) all or substantially all of the individuals and entities that were beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Major Asset Disposition beneficially own immediately after the transaction, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock, the combined voting power of the then outstanding voting securities, and the total value of all the then outstanding stock of the Company (if it continues to exist) and of the Acquiring Entity, in substantially the same proportions as their ownership immediately prior to such Major Asset Disposition of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be; (b) no Person, other than any employee benefit plan (or related trust) of the Company or such entity, beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities of the Company (if it continues to exist) and of the Acquiring Entity and (c) at least a majority of the members of the board of directors (or comparable govering body) of the Company (if it continues to exist) and of the Acquiring Entity were members of the Incumbent Board at the time of the execution of the initial agreement providing for, or action of the Board authorizing, such Major Asset Disposition.

For purposes of the foregoing definition:

(1) “Acquiring Entity” means the entity that acquires the largest portion of the assets sold or otherwise disposed of in a Major Asset Disposition (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity entitled to vote generally in the election of directors or members of a comparable governing body);

(2) the terms “beneficial owner”, “beneficially ownership” and “beneficially own” are used as defined for purposes of Rule 13d-3 under the Exchange Act;

(3) the term “Business Combination” means (x) a merger or consolidation involving the Company or its stock or (y) an acquisition by the Company, directly or through one or more subsidiaries, of another entity or its stock or assets;

(4) the term “group” is used as it is defined for purposes of Section 13 of the Exchange Act and Rule 13d-5 thereunder;

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(5) the term “Major Asset Disposition” means the sale or other disposition in one transaction or a series of related transactions (other than to an entity, 50% of more of the total voting power of which is owned, directly or indirectly, by the Company) of 50% or more of all of the assets of the Company and its subsidiaries on a consolidated basis; and any specified percentage or portion of the assets of the Company shall be based on the total gross fair market value, as determined by a majority of the members of the Incumbent Board without regard to any associated liabilities;

(6) the term “Outstanding Company Common Stock” means the outstanding shares of Common Stock, par value $0.01 per share, of the Company;

(7) the term “Outstanding Company Voting Securities” means outstanding voting securities of the Company entitled to vote generally in the election of directors; and any specified percentage or portion of the Outstanding Company Voting Securities (or of other voting stock or voting securities) shall be determined based on the total combined voting power of such securities;

(8) the term “parent corporation resulting from a Business Combination” means the Company if its stock is not acquired or converted in the Business Combination and otherwise means the entity which as a result of such Business Combination owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries; and

(9) the term “Person” means an individual, entity or group;

i.	“Change in Control Aggregate Compensation” shall mean, for any year, an amount equal to the annual Base Salary in effect with respect to the Employee (the aggregate amount and the components of which shall be determined based on the highest rate in effect for any period prior to the Date of Termination), plus the higher of (A) the highest Incentive Bonus paid to or earned by the Employee during any of the three calendar years immediately preceding the calendar year in which the Change in Control occurs and (B) the amount of the Target Incentive Bonus of Employee for the calendar year in which the Change of Control occurs.

j.	“Code” shall mean the Internal Revenue Code of 1986, as amended.

k.	“Date of Termination” shall mean (A) in the case of a termination for which a Notice of Termination is required, the date of actual receipt of such Notice of Termination, or if later, the date specified therein, as the case may be, and (B) in all other cases, the actual date on which the Employee’s employment terminates during the Employment Term.

l.	“Disability” shall mean (A) the Employee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental

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impairment that can be expected to result in death or to last for a continuous period of not less than 12 months, (B) for a reason specified in (A), the Employee is receiving income replacement benefits for a period of not less than three months under a Company accident or health plan, (C) a determination by the Social Security Administration that the Employee is totally disabled or (D) a determination that the Employee is eligible for disability benefits under a long-term disability plan of the Company, but only if such plan bases disability eligibility on criteria that comply with clauses (A), (B) or (C) above. If the Employee and the Company cannot agree as to whether the Employee is subject to a Disability, such determination shall be by arbitration in accordance with the provisions of Section 12.d.

m.	“Effective Date” shall mean December 15, 2006.

n.	“Employment Term” shall mean as defined in Section 2.b. below.

o.	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

p.	“Excise Tax” shall mean as defined in Section 7.a. below.

q.	“Good Reason” shall mean and shall be deemed to exist if, without the prior express written consent of the Employee, (A) the Employee suffers a material reduction in duties, responsibilities or effective authority associated with his title and position as Chairman of the Board and CEO or is assigned any duties or responsibilities inconsistent in any material respect therewith; (B) the Company fails to substantially perform any material term or provision of this Agreement; (C) the Employee’s Base Salary or bonus potential under the Bonus Plan is materially decreased; (D) the Company fails to obtain the full assumption of this Agreement by a successor entity in accordance with Section 12.m.ii. below; or (E) the Company purports to terminate the Employee’s employment for Cause and such purported termination of employment is not effected in accordance with the requirements of this Agreement.

r.	“Gross-Up Payment” shall mean as defined in Section 7.a. below.

s.	“Incentive Bonus” shall mean as defined in Section 4.b.ii. below.

t.	“Independent Director” shall mean a member of the Board who would be determined to be “independent” under any applicable law, rule or regulation, or under the requirement of any securities exchange upon which any of the Company’s securities may be traded.

u.	“LTIP” shall mean the Triad 1999 Long-Term Incentive Plan as amended through the date hereof, and as further amended from time to time.

v.	“Notice of Termination” shall mean as defined in Section 8 below.

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w.	“Medical Benefits” shall mean all medical, prescription, dental, and other healthcare benefits under the Company’s plans and programs to which the Employee or the Employee’s family may be entitled under this Agreement.

x.	“Payment” shall mean as defined in Section 7.a. below.

y.	“Target Incentive Bonus” shall mean the Incentive Bonus that the Employee is eligible to earn under the Bonus Plan in any applicable calendar year, assuming that both the Company and the Employee satisfy 100% (but not in excess of 100%) of the performance objectives that are applicable to such Incentive Bonus for the subject calendar year.

z.	“Underpayment” shall mean as defined in Section 7.b. below.

All terms defined in this Agreement shall have the meanings set forth in this Section 1, or as set forth in any Section of this Agreement if defined in such Section, when used herein or in any other document made or delivered pursuant to this Agreement, unless the context therein shall otherwise require or unless re-defined therein. Defined terms used herein in the singular shall import the plural and vice versa. The words “hereof,” “herein,” “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision or section of this Agreement.

2.	Employment and Employment Term.

a.	Employment. Subject to the terms and provisions set forth in this Agreement, the Company hereby employs the Employee during the Employment Term as the President and Chief Executive Officer (“CEO”) of the Company, and agrees (to the extent reasonably permissible under applicable laws, rules and regulations, and the requirements of any securities exchange on which any of the Company’s securities may be traded) to use its best efforts to cause the Employee to be a director and Chairman of the Board of Directors of the Company (the “Board”) during the Employment Term, and the Employee hereby accepts such employment.

b.	Employment Term. The period of employment under this Agreement (the “Employment Term”) shall be deemed to have commenced on the Effective Date and shall continue for a period of one year thereafter. On each anniversary of the Effective Date, the Employment Term shall be automatically extended by one year unless at least ninety (90) days prior thereto the Company or the Employee shall give written notice to the other party that the Employment Term shall not be extended. The Employment Term shall continue until the expiration of all extensions effected as aforesaid unless and until it ceases or is terminated sooner as provided in this Agreement.

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3.	Positions, Responsibilities and Duties.

a.	In General. During the Employment Term, the Employee shall be employed as, and the Company shall at all times cause the Employee to be, President and CEO of the Company. In addition to such positions, the Company shall (to the extent reasonably permissible under applicable laws, rules and regulations, and the requirements of any securities exchange on which any of the Company’s securities may be traded) use its best efforts to cause the Employee to be at all times during the Employment Term, a director and the Chairman of the Board. In such positions, the Employee shall have the duties, responsibilities and authority normally associated with the office and position of President and CEO of a publicly traded corporation. No other employee of the Company shall have authority and responsibilities that are equal to or greater than those of the Employee. The Employee shall report solely and directly to the Board, and all other officers and other employees of the Company shall report directly to the Employee or to the Employee’s designees.

b.	Time. During the Employment Term, the Employee shall devote substantially all of his time during normal business hours and such additional time as is reasonably necessary to perform the duties associated with his offices and positions as set forth herein and shall use his best efforts to perform faithfully and efficiently the duties and responsibilities contemplated by this Agreement; provided, however, that the Employee shall not be required to perform any duties and responsibilities which would be reasonably likely to result in non-compliance with or violation or breach of any applicable law, rule or regulation. Notwithstanding the foregoing, the Employee may devote reasonable time to activities other than those required under this Agreement, including the supervision of his personal investments and activities involving professional, charitable, educational, religious and similar types of organizations, to the extent that such other activities do not materially interfere with or prohibit the performance of the Employee’s duties under this Agreement or conflict in any material way with the business of the Company.

4.	Compensation and Benefits.

a.	Base Salary. During the Employment Term, the Employee shall receive a Base Salary (herein so called), payable in accordance with the Company’s payroll practices generally applicable to the Company’s senior executives, of $1,575,800 per annum. Such Base Salary shall be reviewed for increase (but not decrease) in the sole discretion of the Compensation Committee of the Board not less frequently than annually during the Employment Term. If so increased, such increased Base Salary shall then constitute “Base Salary” for purposes of this Agreement and shall not be reduced.

b.	Incentive Compensation.

i.	During the Employment Term, the Employee shall be entitled to participate in all incentive compensation plans and programs maintained by the Company and applicable generally to senior executives of the Company in accordance with the terms thereof.

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ii.	Without limiting the foregoing, for each fiscal year of the Company ending within the Employment Term, the Employee shall receive incentive bonus compensation (“Incentive Bonus”) as determined under the Company’s Bonus Plan as in effect from time to time and applicable generally to senior executives of the Company.

c.	LTIP Awards. During the Employment Term, the Employee will be entitled to receive equity-based or cash-based compensation awards pursuant to the terms of the LTIP or a similar plan with terms comparable to those now provided in the LTIP, as determined by the Compensation Committee of the Board in its sole discretion.

d.	Retirement Plans. During the Employment Term, the Employee shall be entitled to participate in all savings and retirement plans and programs maintained by the Company and applicable generally to senior executives of the Company in accordance with the terms thereof (including, without limitation, any supplemental and excess defined benefit and defined contribution savings and retirement plans).

e.	Welfare Benefit Plans. During the Employment Term, the Employee and/or the Employee’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans and programs provided or made available by the Company and applicable generally to senior executives of the Company in accordance with the terms thereof (including, without limitation, medical, prescription drug, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs).

f.	Vacation and Fringe Benefits.

i.	During the Employment Term, the Employee shall be entitled to paid vacation and fringe benefits at least as favorable as the most favorable plans and programs of the Company for the Employee as in effect at the Effective Date.

ii.	Without limiting the foregoing, during the Employment Term, the Employee will be entitled to the following fringe benefits:

(1)	reimbursement of regular monthly dues for a full resident club membership at Glen Eagles Country Club or at an equivalent country club as designated by the Employee;

(2)	supplemental compensation up to a maximum amount of $12,000 per year in connection with financial and tax planning expenses incurred by the Employee; and

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(3)	reasonable use of Company aircraft for personal trips when such aircraft are not otherwise needed for Company business purposes.

g.	Office and Support Staff. During the Employment Term, the Employee shall be entitled to an office of a size and with furnishings and other appointments, and to secretarial and other assistance, comparable to the most favorable of the foregoing provided to the Employee by the Company at the Effective Date or, if more favorable to the Employee, as provided at any time thereafter to the Employee or other senior executives of the Company.

h.	Expense Reimbursement. During the Employment Term, the Employee shall be entitled to receive prompt reimbursement for all usual, customary and reasonable business-related expenses incurred by the Employee in performing his duties and responsibilities hereunder in accordance with the practices and procedures of the Company as in effect at the Effective Date, or, if more favorable to the Employee, as in effect at any time thereafter with respect to the Employee or other senior executives of the Company.

i.	Indemnification. The Company shall maintain directors and officers liability insurance in commercially reasonable amounts (as reasonably determined by the Board), and the Employee shall be covered under such insurance to the same extent as other directors, officers and senior executives of the Company. The Employee shall be indemnified to the fullest extent permitted by applicable law for all acts as director, Chairman of the Board, President, CEO, and any other official duties performed by the Employee during the Employment Term for and on behalf of the Company.

5.	Termination of Employment.

a.	Termination Due to Disability. The Company may terminate the Employee’s employment hereunder due to Disability. In the event of a termination of the Employee’s employment by the Company due to Disability, the Employee, his beneficiary as designated pursuant to Section 12.i. or his legal representative, as the case may be, shall be entitled to receive:

i.	any unpaid Base Salary through the Date of Termination;

ii.	any Incentive Bonus that has been earned in respect of a previous calendar year but not paid as of the Date of Termination;

iii.	any deferred compensation (including, without limitation, interest or other credits on such deferred amounts), to the extent permitted under Section 409A of the Code, under any plan or agreement pursuant to which such deferred compensation was provided, in each case to be paid in accordance with the terms of the plan or agreement pursuant to which such deferred compensation was provided;

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iv.	payment in respect of any accrued but unused paid time off or sick pay and reimbursement for any business expenses incurred but not yet reimbursed prior to the Date of Termination;

v.	until the Employee attains the age of 65 or, if the Employee dies prior to attaining the age of 65, for three (3) years following the date of the Employee’s death, the Company shall continue all Medical Benefits to the Employee and/or to the Employee’s family at least equal to those which would have been provided to them in accordance with the plans and programs described in Section 4.e. of this Agreement if the Employee’s employment had not been terminated due to Disability or, if more favorable to the Employee and/or the Employee’s family, as in effect generally at any time thereafter during the aforesaid period with respect to other senior executives of the Company and their families; provided that in any case the Employee and/or the Employee’s family shall make all premium payments that would otherwise be required of the Employee if the Employee’s employment had not been terminated due to Disability. In the event that the participation of the Employee or the Employee’s family in any such Medical Benefits plan or program is barred, the Company shall arrange to provide the Employee and/or the Employee’s family with Medical Benefits substantially similar to those which the Employee and/or the Employee’s family would otherwise have been entitled to receive under such plans and programs from which continued participation is barred, provided that the Employee and/or the Employee’s family shall make payments to the Company in amounts and at times as any premiums would have been paid by the Employee pursuant to the immediately preceding sentence; and

vi.	any other compensation or benefits which may be owed or provided to or in respect of the Employee in accordance with the terms and provisions of this Agreement or any plans and programs of the Company.

b.	Termination Due to Death. The Employee’s employment shall terminate upon the Employee’s death. In such event, the legal representative of the Employee’s estate or the Employee’s beneficiary as designated pursuant to Section 12.i. shall be entitled to receive:

i.	any unpaid Base Salary through the Date of Termination;

ii.	any Incentive Bonus that has been earned in respect of a previous calendar year but not paid as of the Date of Termination;

iii.	any deferred compensation (including, without limitation, interest or other credits on such deferred amounts), to the extent permitted under Section 409A of the Code, under any plan or agreement pursuant to which such deferred compensation was provided, in each case to be paid in accordance with the terms of the plan or agreement pursuant to which such deferred compensation was provided;

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iv.	payment in respect of any accrued but unused paid time off or sick pay and reimbursement for any business expenses incurred but not yet reimbursed prior to the Date of Termination;

v.	for three (3) years following the date of the Employee’s death, the Company shall continue all Medical Benefits to the Employee’s family at least equal to those which would have been provided to them in accordance with the plans and programs described in Section 4.e. of this Agreement if the Employee’s employment had not been terminated due to his death or, if more favorable to the Employee’s family, as in effect generally at any time thereafter during the aforesaid period with respect to other senior executives of the Company and their families; provided that the Employee’s family shall make all premium payments that would otherwise be required of the Employee if the Employee’s employment had not been terminated due to death. In the event that the participation of the Employee’s family in any such Medical Benefits plan or program is barred, the Company shall arrange to provide the Employee’s family with family Medical Benefits substantially similar to those which the Employee’s family would otherwise have been entitled to receive under such plans and programs from which continued participation is barred, provided that the Employee’s family shall make payments to the Company in amounts and at times as any premiums would have been paid by the Employee’s family pursuant to the immediately preceding sentence; and

vi.	any other compensation or benefits which may be owed or provided to or in respect of the Employee in accordance with the terms and provisions of this Agreement or any plans and programs of the Company.

c.	Termination by the Company for Cause. The Company may terminate the Employee’s employment hereunder for Cause, in accordance with the below provisions of this Subsection 5.c. If the Company terminates the Employee’s employment hereunder for Cause, the Employee shall be entitled to receive:

i.	any unpaid Base Salary through the Date of Termination;

ii.	any deferred compensation (including, without limitation, interest or other credits on such deferred amounts), to the extent permitted under Section 409A of the Code, under any plan or agreement pursuant to which such deferred compensation was provided, in each case to be paid in accordance with the terms of the plan or agreement pursuant to which such deferred compensation was provided;

iii.	payment in respect of any accrued but unused paid time off or sick pay and reimbursement for any business expenses incurred but not yet reimbursed prior to the Date of Termination;

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iv.	the Employee and his family shall be entitled to health insurance benefits as provided by law at the Employee’s expense, including without limitation, COBRA health insurance coverage; and

v.	any other compensation or benefits which may be owed or provided to or in respect of the Employee in accordance with the terms and provisions of this Agreement or any plans and programs of the Company.

Prior to terminating the Employee’s employment for Cause, the Employee shall be given written notice, authorized by a vote of at least a majority of the Independent Directors, that the Company intends to terminate the Employee’s employment for Cause; provided, however, that following a Change in Control such written notice must be authorized by a vote of at least 75% of the Independent Directors. Such written notice shall specify the particular act or acts, or failure to act, which is/are the basis for the decision to terminate the Employee’s employment for Cause.

d.	Termination for Good Reason. The Employee shall be permitted to terminate his employment hereunder prior to the end of the Employment Term for Good Reason. In such event, the following shall apply:

i.	Lump Sum Payment. The Employee shall be paid, within ten business days of the Date of Termination unless otherwise provided below, the aggregate of:

(1)	any unpaid Base Salary through the Date of Termination;

(2)	any Incentive Bonus that has been earned in respect of a previous calendar year but not paid as of the Date of Termination;

(3)	an amount equal to the product of (x) three (3), multiplied by (y) the Employee’s Aggregate Compensation for the calendar year preceding the year in which the Date of Termination occurs, to be paid in a lump sum payment on the first business day after the date that is six months after the Date of Termination;

(4)	any deferred compensation (including, without limitation, interest or other credits on the deferred amounts), to the extent permitted under Section 409A of the Code, under any plan or agreement pursuant to which such deferred compensation was provided, in each case to be paid in accordance with the terms of the plan or agreement pursuant to which such deferred compensation was provided;

(5)	payment in respect of any accrued but unused paid time off or sick pay and reimbursement for any business expenses incurred but not reimbursed prior to such Date of Termination; and

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(6)	any other compensation or benefits which may be owed or provided to or in respect of the Employee in accordance with the terms and provisions of this Agreement or any plans and programs of the Company.

ii.	Benefit Continuation. For three (3) years after the Employee’s Date of Termination the Company shall continue all Medical Benefits to the Employee and the Employee’s family at least equal to those which would have been provided to them in accordance with the plans and programs described in Section 4.e. of this Agreement if the Employee’s employment had not been terminated, or, if more favorable to the Employee and the Employee’s family, as in effect generally at any time thereafter during the aforesaid period with respect to other senior executives of the Company and their families, and provided that the Employee shall continue to make any applicable payments in respect thereof as the Employee would have made if the Employee’s employment had not been terminated. In the event that the participation of the Employee or the Employee’s family in any such Medical Benefits plan or program is barred, the Company shall arrange to provide the Employee and/or the Employee’s family with benefits substantially similar to those which the Employee and/or the Employee’s family would otherwise have been entitled to receive under such plans and programs from which continued participation is barred, and provided that the Employee shall continue to make payments in respect thereof as described in the preceding sentence.

e.	Termination by the Company. The Employee’s employment shall terminate upon expiration of the Employment Term if the Company has given the ninety (90) days prior written notice required under Section 2.b. above. In addition and notwithstanding anything to the contrary in this Agreement, the Company may also terminate the Employee’s employment at any time during the Employment Term without Cause by giving the Employee thirty (30) days prior written notice of such termination. In either termination scenario, the following shall apply:

i.	Lump Sum Payment. The Employee shall be paid, within ten business days of the Date of Termination unless otherwise provided below, the aggregate of:

(1)	any unpaid Base Salary through the Date of Termination;

(2)	any Incentive Bonus that has been earned in respect of a previous calendar year but not paid as of the Date of Termination;

(3)	an amount equal to the product of (x) three (3), multiplied by (y) the Employee’s Aggregate Compensation for the calendar year preceding the year in which the Date of Termination occurs, to be paid in a lump sum payment on the first business day after the date that is six months after the Date of Termination;

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(4)	any deferred compensation (including, without interest or other credits on the deferred amounts), to the extent permitted under Section 409A of the Code, under any plan or agreement pursuant to which such deferred compensation was provided, in each case to be paid in accordance with the terms of the plan or agreement pursuant to which such deferred compensation was provided;

(5)	payment in respect of any accrued but unused paid time off or sick pay and reimbursement for any business expenses incurred but not reimbursed prior to such Date of Termination; and

(6)	any other compensation or benefits which may be owed or provided to or in respect of the Employee in accordance with the terms and provisions of this Agreement or any plans and programs of the Company.

ii.	Benefit Continuation. For three (3) years following the Employee’s Date of Termination, the Company shall continue Medical Benefits to the Employee and/or the Employee’s family at least equal to those which would have been provided to them in accordance with the plans and programs described in Section 4.e. of this Agreement if the Employee’s employment had not been terminated, or, if more favorable to the Employee and the Employee’s family, as in effect generally at any time thereafter during the aforesaid period with respect to other senior executives of the Company and their families, and provided that the Employee shall continue to make any applicable payments in respect thereof as the Employee would have made if the Employee’s employment had not been terminated. In the event that the participation of the Employee and/or the Employee’s family in any such Medical Benefits plan or program is barred, the Company shall arrange to provide the Employee and/or the Employee’s family Medical Benefits substantially similar to those which the Employee and/or the Employee’s family would otherwise have been entitled to receive under such plans and programs from which continued participation is barred, and provided that the Employee shall continue to make payments in respect thereof as described in the preceding sentence.

f.	Termination by Employee Following a Change in Control. Following a Change in Control, the Employee shall be permitted to terminate his employment without Good Reason; provided, however, that, notwithstanding such termination, the Employee shall make himself reasonably available during normal business hours for a period of not more than 90 days after the effective date of such Change in Control for purposes of providing transitional assistance. If, within 18 months following a Change in Control, the Employee terminates his employment with or without Good Reason, the following shall apply:

i.	Lump Sum Payment. The Employee shall be paid, within ten business days of the Date of Termination unless otherwise provided below, the aggregate of:

(1)	any unpaid Base Salary through the Date of Termination;

EMPLOYMENT AGREEMENT	-14-	JAMES D. SHELTON

(2)	any Incentive Bonus that has been earned in respect of a previous calendar year but not paid as of the Date of Termination;

(3)	an amount equal to the product of (x) three (3), multiplied by (y) the Employee’s Change in Control Aggregate Compensation, to be paid in a lump sum payment, on the first business day after the date that is six months after the Date of Termination;

(4)	any deferred compensation (including, without limitation, interest or other credits on the deferred amounts), to the extent permitted under Section 409A of the Code, under any plan or agreement pursuant to which such deferred compensation was provided, in each case to be paid in accordance with the terms of the plan or agreement pursuant to which such deferred compensation was provided;

(5)	payment in respect of any accrued but unused paid time off or sick pay and reimbursement for any business expenses incurred but not reimbursed prior to such Date of Termination;

(6)	any other compensation or benefits which may be owed or provided to or in respect of the Employee in accordance with the terms and provisions of this Agreement or any plans and programs of the Company.

ii.

Benefit Continuation. For three (3) years following the Employee’s Date of Termination, the Company shall continue Medical Benefits to the Employee and/or the Employee’s family at least equal to those which would have been provided to them in accordance with the plans and programs described in Section 4.e. of this Agreement if the Employee’s employment had not been terminated or, if more favorable to the Employee and the Employee’s family, as in effect generally at any time thereafter during the aforesaid period with respect to other senior executives of the Company and their families, and provided that the Employee shall continue to make any applicable payments in respect thereof as the Employee would have made if the Employee’s employment had not been terminated. In the event that the participation of the Employee and/or the Employee’s family in any such Medical Benefits plan or program is barred, the Company shall arrange to provide the Employee and/or the Employee’s family Medical Benefits substantially similar to those which the Employee and/or the Employee’s family would otherwise have been entitled to receive under such plans and

EMPLOYMENT AGREEMENT	-15-	JAMES D. SHELTON

programs from which continued participation is barred, and provided that the Employee shall continue to make payments in respect thereof as described in the preceding sentence.

g.	Termination by the Employee Upon Expiration of Employment Term. The Employee may terminate his employment upon expiration of the Employment Term hereunder if the Employee has given the ninety (90) days written notice required under Section 2.b. above. In such event, the Employee shall be entitled to all of the rights and benefits to which the Employee would be entitled in the event of a termination of his employment by the Company for Cause.

h.	No Mitigation or Offset. The Company agrees that, if the Employee’s employment with the Company terminates, the Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to or in respect of the Employee by the Company pursuant to this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Employee to the Company or otherwise, except as specifically provided in this Agreement.

6.	Deemed Date of Termination Following a Change in Control. Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs, and if the Employee’s employment with the Company is terminated by the Company for Cause prior to the date on which the Change in Control occurs, and it is reasonably demonstrated by the Employee that such termination of employment (I) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (II) otherwise arose in connection with the anticipation of a Change in Control, then for all purposes of this Agreement, the Employee’s Date of Termination shall be deemed to have occurred following such Change in Control and such termination shall be deemed to have been not for Cause, but instead to have been made pursuant to Section 5.e. of this Agreement and the Employee shall be entitled to the compensation and benefits provided for therein.

7.	Certain Additional Payments by the Company.

a.

Gross-Up Payment. In the event that all or any portion of any payment or distribution by the Company or any of its affiliates to or for the benefit of the Employee, including under any stock option, restricted stock or other agreement, plan or program (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision thereto), by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto), or any interest or penalties with respect to such tax (such tax, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the Employee shall be entitled to receive an additional payment or payments (collectively, a

EMPLOYMENT AGREEMENT	-16-	JAMES D. SHELTON

“Gross-Up Payment”), provided that following such Change in Control the Employee complies with his obligation to provide transition assistance under Section 5.f. of this Agreement, and with his obligations under Sections 10 and 11 of this Agreement. The Gross-Up Payment shall be in an amount such that, after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes and including any Excise Tax) imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

b.	Section 7 Determinations. Subject to the provisions of Section 7.f., all determinations required to be made under this Section 7, including whether an Excise Tax is payable by the Employee and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Employee and the amount of such Gross-Up Payment, if any, shall be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Company and reasonably acceptable to the Employee. The Company shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Employee within thirty (30) days after the date of payment of any amount paid to the Employee pursuant to Section 5.f.i. (3) of this Agreement, and any such other time or times as may be requested by the Company. If the Accounting Firm determines that any Excise Tax is payable by the Employee, the Company shall pay the required Gross-Up Payment to the Employee within five (5) business days after receipt of such determination and calculations with respect to such Gross-Up Payment. If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall, at the same time as it makes such determination, furnish the Company and the Employee a written opinion to the effect that the Employee has substantial authority not to report any Excise Tax on his federal income tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company, should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 7.f. and the Employee thereafter is required to make a payment of any Excise Tax, the Employee shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Employee as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, the Employee within five (5) business days after receipt of such determination and calculations.

c.

Access; Binding Effect. The Company and the Employee shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Employee, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and

EMPLOYMENT AGREEMENT	-17-	JAMES D. SHELTON

calculations contemplated by this Section 7. Any determination by the Accounting Firm as to the amount of any Gross-Up Payment or Underpayment shall be binding upon the Company and the Employee; provided, that if the Employee is ultimately required to pay an Excise Tax by the Internal Revenue Service despite the opinion of such Accounting Firm, then the Company shall make the appropriate Gross-Up Payment contemplated herein.

d.	Income Tax Returns. The federal income returns filed by the Employee shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Employee. The Employee shall make proper payment of the amount of any Excise Tax that has not been withheld by the Company, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing the proper reporting of the Gross-Up Payment and any Excise Tax due. If prior to the filing of the Employee’s federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Employee shall within five (5) business days of such determination pay to the Company the amount of such reduction.

e.	Fees and Expenses. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 7 shall be borne by the Company. If such fees and expenses are initially paid by the Employee, the Company shall reimburse the Employee the full amount of such fees and expenses within five (5) business days after receipt from the Employee of a statement therefor and reasonable evidence of his payment thereof.

f.	Indemnification. The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than ten (10) business days after the Employee actually receives notice of such claim and the Employee shall further apprise the Company of the nature of such claim, and the date on which such claim is requested to be paid (in each case, to the extent known by the Employee). The Employee shall not pay such claim prior to the earlier of (i) the expiration of the thirty (30)-day period following the date on which he gives such notice to the Company and (ii) the date that any payment of the amount with respect to such claim is due. If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee, subject to the provisions of Section 7.h. of this Agreement, shall:

i.	provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

EMPLOYMENT AGREEMENT	-18-	JAMES D. SHELTON

ii.	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

iii.	cooperate with the Company in good faith in order effectively to contest such claim; and

iv.	permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Employee, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 7.f., the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this Section 7.f. and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Employee may participate therein at his own cost and expense) and may, at its option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to the Employee on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service.

g.

Refunds. If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 7.f., the Employee receives any refund with respect to such claim, the Employee shall (subject to the Company’s complying with the requirements of Section 7.f.) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Employee of an amount advanced

EMPLOYMENT AGREEMENT	-19-	JAMES D. SHELTON

by the Company pursuant to Section 7.f., a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial or refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Employee pursuant to this Section 7.

h.	Confidentiality. Any information provided by the Employee to the Company under this Section 7 shall be treated confidentially by the Company and, except as required by law, will not be provided by the Company to any other person, other than the Company’s professional advisors, without Employee’s prior written consent.

8.	Notice of Termination. Any termination of the Employee’s employment (other than due to death) shall be communicated by a notice of termination to the other party hereto given in accordance with this Agreement (the “Notice of Termination”). The Notice of Termination shall be given (A) in the case of a termination for Cause, within 90 days after an Independent Director of the Company has actual knowledge of the events giving rise to such purported termination; (B) in the case of a termination for Good Reason, within 90 days of the Employee’s having actual knowledge of the event or events constituting Good Reason; (C) in the case of termination for Disability, not later than five business days after the date that disability benefits commence under the Company’s long-term disability plan, or in the absence of such plan, then upon the first to occur of (i) the expiration of the twelve month period referred to in Section 1.l.(A), (ii) the expiration of the three month period referred to in Section 1.l.(B), or (iii) the fifth business day after the date upon which the Social Security Administration makes the determination described in Section 1.l.(C); (D) in the case of a termination by the Employee following a Change in Control, the Employee shall give 30 days written notice to the Company; and (E) in the case of a termination pursuant to the second sentence of Section 5.e, the Company shall give 30 days written notice to the Employee. Such notice shall (A) indicate the specific termination provision in this Agreement relied upon, (B) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment unless the provision so indicated requires no such basis, as applicable, and (C) if the Date of Termination is other than the date of actual receipt of such notice, specify the date on which the Employee’s employment is to be terminated (which date shall not be earlier than the date on which such notice is actually received).

9.

Effect of Termination Upon Equity Awards. If the Employee’s employment is terminated by the Company for Cause, or due to the Employee giving a Notice of Termination to terminate his employment upon expiration of the Employment Term pursuant to Section 2.b., the Employee’s equity-based compensation awards will be exercisable and subject to vesting as provided in the LTIP and the applicable agreements governing such awards. If the Employee’s employment with the Company terminates for any other reason, the Employee’s vested equity-based compensation awards may be exercised by the Employee, his legal representative, or the legal representative of his

EMPLOYMENT AGREEMENT	-20-	JAMES D. SHELTON

estate at any time prior to two years following the Date of Termination, but only if and to the extent permitted by applicable law, rule, regulation (including Section 409A of the Code) or requirement of any stock exchange upon which any of the Company’s securities may be traded.

10.	Confidentiality.

a.	Definition of Confidential Information. The term “Confidential Information” as used in this Agreement shall include all ideas, materials, information, data, lists, correspondence, communications, records, trade secrets, methods or plans developed, used or employed by the Company or any of its operations, subsidiaries, affiliates, hospitals, surgery centers or clients, and not generally known to the public. Confidential Information also includes, without limitation, all information regarding the Company, or any of its operations, subsidiaries, affiliates, hospitals, surgery centers or clients, with regard to their respective financial affairs, accounts, marketing plans, operations, policies, procedures, strategies, plans for development of new services and expansion into new areas or markets, internal operations, business strategies, budgets, pricing, products, properties, processes, rate structures, services, client lists and specific information relating to needs, preferences and pricing structures, sales and promotional programs targeting clients, information regarding prospective and strategic alliances and acquisitions, commission structures, employee names and addresses, employment histories, compensation, placements, or any other client and employee information contained in Company’s files, together with all written, graphic, recorded and other materials relating to all or any of the same; provided, however, that Confidential Information shall not include information which properly and lawfully has become generally known to the public.

b.

Importance of Confidential Information. In consideration for the Employee’s promises specified herein, the Company promises to and shall provide to the Employee Confidential Information for purposes of enabling the Employee to perform the job duties set forth in Section 3. The Employee acknowledges that as a result of his employment by the Company, he will be using, acquiring, accessing and/or adding to such Confidential Information during the term of his employment with the Company. The Employee acknowledges that his current computer and network password no longer permit him access to the Company’s ever changing Confidential Information. The Employee further acknowledges that following his execution of this Agreement, and in consideration for same, Employee will be given new computer and network passwords that will permit him to access the Confidential Information the Company promises to provide him pursuant to the terms of this Agreement. The Employee acknowledges that the Company’s Confidential Information is frequently updated on the Company’s network and that he will have access to such updated Confidential Information only by virtue of the new passwords given to him following execution of this Agreement. The Employee acknowledges and agrees that the Confidential Information is a valuable, special and unique asset of the Company and the Confidential Information is extremely important in the highly competitive

EMPLOYMENT AGREEMENT	-21-	JAMES D. SHELTON

hospital management, consulting and healthcare advisory services industry. The Employee acknowledges that the disclosure of any Confidential Information would place the Company at a competitive disadvantage and will cause imminent harm and substantial, irreparable injury to the Company, including loss of profit and other damages such as loss of goodwill and a decrease in market share which are difficult to calculate. The Employee acknowledges that the Company retains a proprietary interest in its Confidential Information that persists beyond the termination of the Employee’s employment or this Agreement. The Employee further acknowledges that the preservation and protection of the Confidential Information is an essential part of the Employee’s employment by and business relationship with the Company and that the Employee has a duty of fidelity and trust to the Company in handling the Confidential Information.

c.	Non-Disclosure or Misuse. As a material inducement to the Company to enter into this Agreement and pay the Employee the compensation as set forth herein, the Employee covenants and agrees that he shall not, at any time (whether during or after the Employment Term or after expiration or termination of this Agreement), without the prior written consent of the Company in each instance or as otherwise may be required by law or legal process, disclose to any person or entity any Confidential Information, or utilize such Confidential Information for the Employee’s own benefit, or for the benefit of any third party, until such time, if ever, as such Confidential Information becomes general public knowledge (unless caused by any act of the Employee in violation of this Agreement). The Employee will take all reasonable steps necessary, or reasonably requested by the Company, to ensure that all Confidential Information is kept confidential for the sole use and benefit of the Company. Further, all memoranda, records or other documents constituting Confidential Information compiled by, made available to or under the control of the Employee during the Employment Term shall be the property of the Company and shall be promptly delivered to the Company on the termination of this Agreement or the Employee’s employment or at any other time upon the request of the Company. The Employee agrees he will not make or retain any copy of or extract from such materials.

11.	Protective Covenants. The Employee acknowledges and agrees that information, including the Confidential Information, he has acquired and will acquire during the course of his employment will enable the Employee to irreparably injure the Company if the Employee should engage in unfair competition. Therefore, in consideration of the receipt of the Confidential Information, the compensation and benefits provided to the Employee and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employee hereby agrees as follows:

a.

Noncompetition. During the Employment Term and for a period of three (3) years following the Date of Termination for any reason, the Employee shall not, directly or indirectly, engage or act as an executive, employee, consultant, agent, or representative for any company or other entity that is engaged (either directly or indirectly through subsidiaries or affiliates) in any business being conducted by the Company or its subsidiaries or affiliates as of the Date of Termination in any

EMPLOYMENT AGREEMENT	-22-	JAMES D. SHELTON

geographic area in which the Company is then conducting such business; provided, however, nothing in this Agreement shall prohibit the Employee from being a stockholder in a mutual fund or a diversified investment company or a passive owner of not more than one percent (1%) of the outstanding stock of any class of a corporation that has a publicly traded class of equity securities.

b.	Reasonableness of Restrictions. The Employee has carefully read and considered the provisions of this Section 11, and having done so, agrees that the restrictions set forth herein, including, but not limited to, the time period of the restrictions, the geographic areas of the restrictions, and the scope of the restrictions are fair and reasonable, are supported by sufficient and valid consideration, and the restrictions do not impose any greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company and its affiliated entities, officers, directors, shareholders and other employees. The Employee acknowledges that these restrictions will not prevent him from obtaining gainful employment in the Employee’s occupation or field of expertise or cause him undue hardship; that there are numerous other employment and business opportunities available to him that are not affected by these restrictions; and that the Employee’s ability to earn a livelihood without violating such restrictions is a material condition to employment with the Company.

c.	Injunctions to Prevent Breaches of Protective Covenants. The parties hereto agree that the Company would be damaged irreparably in the event of any provision of Subsection a. of this Section 11 were not performed by the Employee in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Therefore, the Company or its successors or assigns shall be entitled, in addition to any other rights and remedies existing in their favor, and without the necessity of posting a bond or other security, to an injunction or injunctions to prevent any breach or threatened breach of any such provisions and to specifically enforce such provisions.

12.	Miscellaneous.

a.	Applicable Law. Except to the extent specified in Section 12.d, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applied without reference to principles of conflict of laws.

b.	Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

EMPLOYMENT AGREEMENT	-23-	JAMES D. SHELTON

c.	Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

TRIAD HOSPITALS, INC.

5800 Tennyson Parkway

Plano, Texas 75024

Attn: General Counsel

If to the Employee:

JAMES D. SHELTON

1708 Cliffview

Plano, Texas 75093

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

d.	Arbitration; Legal Fees. Any controversy relating to the determination of the Employee’s Disability shall at the request of either party be determined by arbitration, under the auspices and rules of the American Arbitration Association, in accordance with the Texas General Arbitration Act if applicable, otherwise in accordance with the United States Arbitration Act. Judgment upon the award rendered by the arbitrator shall be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuant to any provisional or ancillary remedy shall not constitute a waiver of the right of any party to submit the Disability controversy to arbitration. The arbitration shall be commenced by filing a demand for arbitration upon the other party. The arbitration proceeding shall be held in Dallas County, Texas. The arbitrator shall maintain the privacy of the hearings, and shall have the power to exclude witnesses, other than a party. The prevailing party in the arbitration proceedings shall be entitled to reasonable attorneys’ fees, costs, and necessary expenses in connection with such proceeding, as determined by the arbitrator. Unless the arbitrator determines otherwise, each party shall bear its own costs and expenses (including filing fees) with respect to the arbitration, including one-half of the fees and expenses of the arbitrator.

e.	Legal Fees and Expenses in Event of Dispute. If either party to this Agreement institutes any proceeding in court to enforce any provision of the Agreement, or for damages by reason of any alleged breach of this Agreement, then the prevailing party will be entitled to recover from the other party all costs of the suit, including, without limitation, court costs and such amounts as the court may award as reasonable attorneys’ fees for services rendered to the prevailing party during the proceedings.

EMPLOYMENT AGREEMENT	-24-	JAMES D. SHELTON

f.	Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or other taxes as shall be required to be withheld pursuant to any applicable law or regulation.

g.	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

h.	Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

i.	Beneficiaries/References. The Employee may select a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Employee’s death as designated by written instrument in the form appended hereto as Exhibit A, executed by the Employee. The Employee may change the designation of the beneficiary or beneficiaries at any time by filing a new written designation with the Company.

j.	Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect to the subject matter hereof, including, without limitation, that certain Employment Agreement dated as of September 1, 2003, between the Company and the Employee. However, nothing in this Agreement shall adversely affect the Employee’s rights to benefits accrued prior to the Effective Date, and, except as contemplated hereby (including the provisions of Section 9 above), the Employee’s rights with respect to stock options and restricted stock granted prior to the Effective Date shall be governed by the respective stock option and restricted stock agreements relating thereto.

k.	Representation. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between the Company and any other person, firm or organization or any applicable laws or regulations.

l.	Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Employee’s employment hereunder to the extent necessary to the intended preservation of such rights and obligations.

m.	Successors.

i.

The Employee. This Agreement is personal to the Employee and, shall not be assignable by the Employee, except that the Employee’s rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to a beneficiary designation, testamentary disposition, intestate succession or pursuant to a domestic relations order of a court of

EMPLOYMENT AGREEMENT	-25-	JAMES D. SHELTON

competent jurisdiction. This Agreement shall inure to the benefit of and be enforceable by the Employee’s heirs, beneficiaries and/or legal representatives.

ii.	The Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance reasonably satisfactory to the Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

[Remainder of page intentionally left blank — signature page follows.]

EMPLOYMENT AGREEMENT	-26-	JAMES D. SHELTON

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth opposite their signatures herein below.

COMPANY:

TRIAD HOSPITALS, INC.

By:	/s/ Rebecca Hurley
Rebecca Hurley
Senior Vice President, General Counsel &
Secretary

EMPLOYEE:

/s/ James D. Shelton
JAMES D. SHELTON

EMPLOYMENT AGREEMENT	-27-	JAMES D. SHELTON

EXHIBIT A

DESIGNATION OF BENEFICIARY

Pursuant to the terms of my Employment Agreement dated as of December 15, 2006, with Triad Hospitals, Inc. (the “Company”), I hereby designate the following beneficiary(ies) to receive any payments which may become due thereunder after my death:

Primary Beneficiary:

Secondary Beneficiary(ies):

The Primary Beneficiary named above shall be the designated beneficiary if he or she is living at the time a payment under my Employment Agreement becomes due and payable, and each of the Secondary Beneficiary(ies) named above shall be the designated beneficiary(ies) only if he or she is living at the time a payment under my Employment Agreement becomes due ad payable and the Primary Beneficiary is not then living.

If any beneficiary is a minor, the Company may pay and shall be fully protected in paying that minor’s share of any payment to any executor or administrator of my estate as custodian for that minor under the Uniform Gifts to Minors Act or the Uniform Transfers to Minors Act of any state or any successor custodian that shall be appointed by such executor or administrator. The signature, receipt or release of a custodian shall be a full discharge to the Company of any liability in connection with any amount paid to that custodian without any responsibility on the part of the Company to see to the distribution or application of any amount paid to that custodian.

The receipt by me, or the Primary or Secondary Beneficiary, shall be a full discharge of the Company of all liability in connection with any amount so paid on behalf of me pursuant to the Employment Agreement. The Company will be fully discharged from all liability after payment of any amount as provided herein.

This designation hereby revokes any prior designation that may have been in effect.

James D. Shelton

Date:

A-1

Acknowledged by Triad Hospitals, Inc.

By:
Rebecca Hurley
Senior Vice President, General
Counsel & Secretary

Date:

A-2